Investor Contacts:
Alex Wellins or Molly Plyler
The Blueshirt Group, for Napster
(415) 217-7722
alex@blueshirtgroup.com; molly@blueshirtgroup.com

NAPSTER HITS RECORD REVENUES OF $127.5 MILLION IN FISCAL 2008 AND GENERATES FOURTH CONSECUTIVE QUARTER OF POSITIVE CASH FLOW

LOS ANGELES, Calif. - May 21, 2008 - Napster (Nasdaq: NAPS) today reported financial results for its fourth quarter and fiscal year ended March 31, 2008.

“Napster concludes fiscal 2008 with annual revenue growth of 15%, positive cash flow throughout the fiscal year and a significant year over year improvement in bottom line results,” said Chris Gorog, chairman and CEO. “Yesterday Napster launched the world’s largest MP3 store, substantially expanding our available marketplace as tracks purchased at Napster are now compatible with virtually any MP3 player or music phone in the world including the popular iPod and iPhone. We believe Napster’s music offerings are now the most comprehensive and easy to use in the industry, providing music fans with the option to enjoy unlimited streaming, portable subscription, a broad array of mobile offerings and now the premiere MP3 store on the web.”

Net revenue for the fourth quarter of fiscal 2008 was $30.8 million, up 6 percent from $29.1 million in the prior year quarter. Net loss for the fourth quarter of fiscal 2008 was $4.3 million, or $0.10 per basic and diluted share, substantially lower than the net loss of $8.5 million, or $0.20 per basic and diluted share, in the fourth quarter of fiscal 2007.

Napster 4Q08 Earnings Release, 5/21/08

Net revenue for the fiscal year ended March 31, 2008 was $127.5 million, up 15% from $111.1 million in fiscal 2007. Net loss for fiscal 2008 was $16.5 million, or $0.38 per basic and diluted share, a significant improvement compared to net loss of $36.8 million, or $0.85 per basic and diluted share, in fiscal 2007.

“We believe the launch of our MP3 store, the flexibility of our new web-based platform and the continued growth of Napster Mobile will drive our business in fiscal 2009 and beyond. The substantial expansion of Napster Mobile’s addressable audience among AT&T customers and our latest deployment with the leading wireless carrier in the UK are exciting developments that should deliver a significant increase in mobile revenues in fiscal 2009,” concluded Mr. Gorog.

Napster ended fiscal 2008 with a total of $69.8 million of cash, cash equivalents and short-term investments. Napster had approximately 760,000 paid subscribers at March 31, 2008 compared to 743,000 paid subscribers at December 31, 2007.

Business Outlook
“We expect that for the first quarter of fiscal 2009, revenue will be in the range of approximately $30 to $31 million due to typical seasonal patterns. We are also targeting relatively flat operating expenses, losses, EPS and cash flow,” said Suzanne M. Colvin, Napster’s interim chief financial officer.

Corporate Highlights
Napster recently:

▪
Launched the world’s largest MP3 download store featuring 6 million tracks. All single-track and album sales are available exclusively in MP3 format and are compatible with virtually all MP3 players and music phones available on the market.

Napster 4Q08 Earnings Release, 5/21/08

▪	Announced that AT&T plans to significantly expand offerings for Napster Mobile over-the-air downloads to more than 12 million customers beginning this summer.

▪
Expanded Napster Mobile’s global footprint with launches in the UK with O2 UK, the leading UK wireless carrier with more than 18 million subscribers, in Italy with Telecom Italia, Italy’s leading mobile carrier with more than 35 million subscribers, and in Chile with Entel PCS, Chile’s leading operator with more than 5.5 million subscribers.

Conference Call Information
The Napster fourth-quarter teleconference and webcast is scheduled to begin at 2:00 p.m. PDT on Wednesday, May 21, 2008. To participate on the live call, analysts and investors should dial 800-240-2430 at least ten minutes prior to the call. Napster will also offer a live and archived webcast of the conference call, accessible from the "Investor Relations" section of the company’s Web site at http://investor.napster.com.

About Napster Napster, the pioneer of digital music, offers the ultimate in interactive music experiences, creating better ways to discover, share, acquire and enjoy music -- anytime, anywhere. The Company's offerings include "Napster" (www.Napster.com) -- the premier online music destination featuring the most popular on-demand music subscription service in the world and the largest, most comprehensive MP3 download store on the market; "Freenapster" (www.freenapster.com) -- a unique Web experience offering free on demand music legally; and "Napster Mobile" -- one of the industry's fastest growing mobile music platforms. Headquartered in Los Angeles, Napster's services are available in markets across the Americas, Europe and Japan.

Safe Harbor Statement
Except for historical information, the matters discussed in this press release (including the matters set forth under “Business Outlook” and Napster’s expectations regarding the factors that will drive its business in fiscal 2009) are forward-looking statements that are subject to certain risks and uncertainties such as our limited operating history; failure to develop new products and services; flaws inherent in our products or services; decreased demand for our products and services; failure of our products to interoperate with the hardware products of our customers; the adoption rate of mobile platforms as a method of digital music purchase, including the rate of adoption of music-enabled cell phones compatible with the Company's service offerings; intense and varied competition; failure to maintain relationships with strategic partners and content providers; and general economic conditions; that could cause actual results to differ materially from those projected. Additional information on these and other factors are contained in Napster's reports filed with the Securities and Exchange Commission (SEC), including the Company's Quarterly Report on Form 10-Q as filed with the SEC on February 6, 2008, copies of which are available at the website maintained by the SEC at http://www.sec.gov. Napster assumes no obligation to update the forward-looking statements included in this press release.

Copyright © 2008 Napster, LLC. All rights reserved. Napster is a registered trademark of Napster, Inc. or its subsidiaries in the United States and/or other countries. All other trademarks are owned by their respective owners.

Napster 4Q08 Earnings Release, 5/21/08

NAPSTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	As of March 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$32,628	$30,069
Short-term investments	37,164	36,414
Accounts receivable, net of allowance for doubtful accounts of $16 at March 31, 2008 and $10 at March 31, 2007	2,365	1,418
Prepaid expenses and other current assets	2,289	6,547
Total current assets	74,446	74,448
Property and equipment, net	3,358	4,736
Goodwill	34,658	34,658
Identifiable intangible assets, net	3,560	7,729
Other assets	285	158
Total assets	$116,307	$121,729

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,745	$2,231
Accrued liabilities	31,166	23,574
Deferred revenues	6,474	7,601
Total current liabilities	39,385	33,406
Long-term liabilities
Deferred income taxes	4,593	3,548
Other long-term liabilities	28	69
Total liabilities	44,006	37,023
Stockholders' equity:
Common stock, $0.001 par value; Authorized: 100,000 shares; Issued and Outstanding: 46,122 shares at March 31, 2008 and 44,770 shares at March 31, 2007	46	45
Additional paid-in capital	266,447	262,730
Accumulated deficit	(194,646)	(178,194)
Accumulated other comprehensive income	454	125
Total stockholders' equity	72,301	84,706
Total liabilities and stockholders' equity	$116,307	$121,729

Napster 4Q08 Earnings Release, 5/21/08

NAPSTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007

Net Revenues:
Service	$30,716	$28,944	$126,483	$110,380
Product and trademark license	66	189	969	701
Net revenues	30,782	29,133	127,452	111,081

Cost of revenues:
Service	22,336	20,357	89,716	76,203
Product and trademark license	294	812	1,390	2,443
Cost of revenues	22,630	21,169	91,106	78,646

Gross margin	8,152	7,964	36,346	32,435

Service gross margin %	27%	30%	29%	31%
Product and trademark license gross margin %	(345)%	(330)%	(43)%	(249)%
Gross margin %	26%	27%	29%	29%

Operating expenses:
Research and development	2,357	2,923	9,685	11,045
Sales and marketing	4,442	6,043	17,963	34,213
General and administrative	5,418	6,659	23,284	24,311
Amortization of intangible assets	680	271	4,169	271
Total operating expenses	12,897	15,896	55,101	69,840

Loss from continuing operations	(4,745)	(7,932)	(18,755)	(37,405)

Other income, net	787	680	3,458	4,018

Loss before income tax provision	(3,958)	(7,252)	(15,297)	(33,387)
Income tax provision	(340)	(291)	(1,155)	(1,257)
Loss from unconsolidated entity	-	-	-	(1,991)

Loss from continuing operations, after income taxes	(4,298)	(7,543)	(16,452)	(36,635)
Loss from discontinued operations, net of tax effect	-	(953)		(191)

Net loss	$(4,298)	$(8,496)	$(16,452)	$(36,826)

Basic and diluted net loss per share:
Net loss per share from continuing operations	$(0.10)	$(0.17)	$(0.38)	$(0.85)
Net loss per share from discontinued operations	$-	$(0.03)	$-	$-

Basic and diluted net loss per share	$(0.10)	$(0.20)	$(0.38)	$(0.85)

Weighted average shares used in computing net loss per share
Basic and diluted	43,631	43,239	43,537	43,187